Exhibit 21.1

List of Subsidiaries of Texxon Holding Limited

Name of Subsidiaries	Jurisdiction
Texxon Hong Kong Limited	Hong Kong
HuanSu Technology (Henan) Co., Ltd.	The People’s Republic of China
Zhejiang Net Plastic Technology Co., Ltd.	The People’s Republic of China
Qingdao Zhongguang Yiyun Supply Chain Management Co., Ltd.	The People’s Republic of China
Anhui Zhongke Net Plastic Technology Co., Ltd.	The People’s Republic of China
Net Plastic (Ningbo) Supply Chain Management Co., Ltd.	The People’s Republic of China
Jiangsu Net Plastic Supply Chain Management Co., Ltd.	The People’s Republic of China
Net Plastic Technology (Henan)Co., Ltd.	The People’s Republic of China
Henan Net Plastic Supply Chain Management Co., Ltd.	The People’s Republic of China
Henan Net Plastic New Material Technology Co., Ltd.	The People’s Republic of China
Henan Net Plastic Chemical Distribution Co., Ltd.	The People’s Republic of China
Beijing Yongsu Technology Co., Ltd.	The People’s Republic of China